UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 4, 2005  (January 31, 2005)

Date of report     (Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut  06901-3238

(Address of Principal Executive Offices and Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 1, 2005, Hexcel Corporation and the Bank of New York, as trustee, entered into an indenture with respect to the issuance of $225 million principal amount of 6.75% senior subordinated notes due 2015.  The notes were offered pursuant to Rule 144A under the Securities Act of 1933, and therefore may not be transferred unless registered or pursuant to an exemption from registration.  The notes are unsecured senior subordinated obligations of Hexcel Corporation.  Interest accrues at the rate of 6.75% per annum and is payable semiannually in arrears on February 1 and August 1, beginning on August 1, 2005.  The notes mature on February 1, 2015.  The notes cannot be redeemed prior to February 1, 2010, except that up to 35% of the principal amount of the notes may be redeemed prior to February 1, 2008 with proceeds from a public equity offering.  In the event of a “change of control” (as defined in the indenture), Hexcel is generally required to make an offer to all noteholders to purchase all outstanding notes at 101% of the principal amount plus accrued and unpaid interest.  The indenture also contains various customary covenants including, but not limited to, restrictions on incurring debt, making restricted payments, the use of proceeds from certain asset dispositions, entering into transactions with affiliates, and merging or selling all or substantially all of Hexcel’s assets.  If an event of default under the indenture occurs, the trustee or holders of 25% or more of the principal amount of the notes may declare all amounts due under the notes to be due and payable.  The indenture includes customary events of default, some of which are subject to grace and notice periods, such as: failure to pay interest or principal; breach of covenants; failure to pay other debt when due in excess of $15 million; certain bankruptcy events; and a judgement against Hexcel in excess of $15 million remaining outstanding for sixty days.

Also on February 1, 2005, Hexcel Corporation entered into an exchange and registration rights agreement with Goldman, Sachs & Co. as representative of the initial purchasers of the notes.  This agreement requires that Hexcel file and cause to be declared effective with the SEC a registration statement that will permit Hexcel to offer to exchange the notes for new 6.75% senior subordinated notes due 2015 having identical terms to the existing notes, except that the new notes will not have restrictions on transfer.  If Hexcel cannot complete the exchange offer by October 29, 2005, and under certain other conditions, Hexcel is required to file and have declared effective by the SEC a shelf registration statement covering resales of the notes.  If Hexcel is not able to complete the exchange offer or have the shelf registration statement declared effective within a certain period of time, and under certain other conditions, Hexcel is required to pay additional interest on the notes.

Affiliates of Goldman, Sachs & Co. own capital stock in Hexcel Corporation representing approximately 24.6% of the total voting power in Hexcel.  Certain affiliates of Goldman, Sachs & Co. have entered into a number of agreements with Hexcel, including an amended and restated governance agreement and a registration rights agreement with respect to shares of Hexcel common and preferred stock held by affiliates of Goldman, Sachs & Co.  For a complete description of the existing relationships between affiliates of Goldman, Sachs & Co. and Hexcel Corporation, see the final prospectus filed by Hexcel with the SEC on December 15, 2004.

Both the indenture and the exchange and registration rights agreement are filed as exhibits to this Current Report on
Form 8-K, and the description of each document above is qualified in its entirety by reference to the indenture and exchange and registration rights agreement.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 1, 2005, Hexcel issued $225 principal amount of senior subordinated notes due 2015. Reference is made to the information contained under Items 1.01 and 8.01 in this Current Report on Form 8-K for additional information regarding the notes and the indenture governing the notes.

Section 8 – Other Events

Item 8.01 Other Events

On January 31, 2005, Hexcel issued a press release announcing that it had initiated a tender offer and consent solicitation with respect to its 9.875% Senior Subordinated Notes due 2008, the completion of which is subject to various conditions including the closing of a new senior secured credit facility.  On February 1, 2005, Hexcel issued a press release announcing that it closed its previously announced offering of $225 million of senior subordinated notes and that $194.9 million of the net proceeds from the offering were remitted to the trustee for Hexcel’s 9.75% senior subordinated notes due 2009 for the purpose of redeeming $185.3 million principal amount of such notes (including the related accrued interest and call premium).  Each of these press releases is filed as an exhibit to this Current Report and is incorporated by reference herein.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

99.1               Indenture dated as of February 1, 2005 between Hexcel Corporation and The Bank of New York, as trustee, relating to the issuance of the 6.75% Senior Subordinated Notes due 2015.

99.2               Exchange and Registration Rights Agreement dated as of February 1, 2005 between Hexcel Corporation and Goldman, Sachs and Co. as representatives of the initial purchasers of the 6.75% Senior Subordinated Notes due 2015.

99.3               Press Release dated January 31, 2005.

99.4               Press Release dated February 1, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

February 4, 2005

/s/ Ira J. Krakower
Ira J. Krakower
Senior Vice President

Exhibit Index

Exhibit No.	Description

99.1	Indenture dated as of February 1, 2005 between Hexcel Corporation and The Bank of New York, as trustee, relating to the issuance of the 6.75% Senior Subordinated Notes due 2015.

99.2

Exchange and Registration Rights Agreement dated as of February 1, 2005 between Hexcel Corporation and Goldman, Sachs and Co. as representatives of the initial purchasers of the 6.75% Senior Subordinated Notes due 2015.

99.3	Press Release dated January 31, 2005.

99.4	Press Release dated February 1, 2005.